                                                                 Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                                                                      Three
                                                                                                                      Months
                                                                                                                      Ended
                                                                                  Year Ended 30 September               31
                                                                                                                     December
                                                          --------------------------------------------------------  -----------
                                                           1992        1993        1994        1995        1996        1996
                                                           ----        ----        ----        ----        ----        ----
EARNINGS:                                                                           (Millions of dollars)
Income before extraordinary item and
   the cumulative effect of accounting
   changes:                                               $277.0      $200.9      $233.5      $368.2      $416.4      $ 99.9
Add (deduct):
   Provision for income taxes                              130.8       103.0        95.2       186.2       195.5        48.8
   Fixed charges, excluding capitalized
     interest                                              133.4       127.3       127.1       148.8       184.0        57.8
   Capitalized interest amortized during
     the period                                              7.5         7.7         8.0         9.1         9.4         2.0
   Undistributed earnings of less-than-
     fifty-percent-owned affiliates                        (12.5)       (8.1)       (2.8)      (25.4)      (40.6)       (9.8)
                                                          ------      ------      ------      ------      ------      ------
     Earnings, as adjusted                                $536.2      $430.8      $461.0      $686.9      $764.7      $198.7
                                                          ======      ======      ======      ======      ======      ======
FIXED CHARGES:
Interest on indebtedness, including
   capital lease obligations                              $125.1      $118.6      $118.2      $139.4      $171.7      $ 54.1
Capitalized interest                                         4.1         6.3         9.7        18.5        20.0         5.5
Amortization of debt discount premium
   and expense                                                .8          .7          .8          .2         1.5          .4
Portion of rents under operating leases
   representative of the interest factor                     7.5         8.0         8.1         9.2        10.8         3.3
                                                          ------      ------      ------      ------      ------      ------
     Fixed charges                                        $137.5      $133.6      $136.8      $167.3      $204.0      $ 63.3
                                                          ======      ======      ======      ======      ======      ======
RATIO OF EARNINGS TO FIXED CHARGES:                          3.9         3.2         3.4         4.1         3.7         3.1
                                                          ======      ======      ======      ======      ======      ======